UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 16, 2016

Dear Shareholder:

On August 16, 2016, W&T Offshore, Inc., a Texas corporation (the “Company”), filed a Current Report on Form 8-K with the Securities and Exchange Commission regarding the Company’s entry into an Amendment (the “Amendment”) to the Support Agreement, dated as of July 11, 2016, by and among the Company and certain holders of the Company’s 8.500% Senior Notes due 2019 (the “Existing Notes”) in connection with the Company’s previously announced exchange offer for its Existing Notes, which (i) extended the Early Participation Date to 5:00 p.m., New York City time, on August 30, 2016 (as extended, the “Early Participation Date”), (ii) eliminated the Minimum Tender Condition (as defined in the Support Agreement) and (iii) increased the maximum consideration being offered to (i) 76,590,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) (increased from 62,100,000 Shares), (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 (the “New Second Lien Notes”) and (iii) $180.0 million aggregate principal amount of its new Senior Third Lien PIK Toggle Notes due 2021 (the “New Third Lien Notes” and, together with the New Second Lien Notes, the “New Notes”; the New Notes and the Shares, the “New Securities”) pursuant to the terms of the offering memorandum and consent solicitation statement and the related letter of transmittal and consent, as amended by a supplement setting forth the modifications described above (together, the “Offering Documents”). The New Third Lien Notes will be issued in lieu of the unsecured Senior PIK Toggle Notes due 2021 described in the Offering Documents, regardless of the percentage in principal amount of Existing Notes that are tendered.

The right to withdraw tenders of Existing Notes and related consents terminated at 5:00 p.m., New York City time, on August 8, 2016 (the “Withdrawal Deadline”). Accordingly, Existing Notes and related consents tendered before the Withdrawal Deadline remain tendered and may not be withdrawn or revoked, except in certain limited circumstances where additional withdrawal rights are required by law. Tenders submitted after the Withdrawal Deadline and on or before the Expiration Date in the exchange offer and related consents will be irrevocable, except in the same limited circumstances.

A copy of the Current Report on Form 8-K, dated as of August 16, 2016, including the related press release and the Amendment, is included below.

Sincerely,

Tracy W. Krohn
Chairman of the Board and Chief Executive Officer

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2016

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2016, W&T Offshore, Inc. (the “Company”) and certain of the holders (“Supporting Noteholders”) of the Company’s 8.500% Senior Notes due 2019 (the “Existing Notes”) party to the Support Agreement, dated as of July 11, 2016 (the “Support Agreement”), entered into an Amendment to the Support Agreement (the “Amendment”) in connection with the Company’s previously announced exchange offer for its Existing Notes, which (i) extended the Early Participation Date to 5:00 p.m., New York City time, on August 30, 2016 (as extended, the “Early Participation Date”), (ii) eliminated the Minimum Tender Condition (as defined in the Support Agreement) and (iii) increased the maximum consideration being offered to (i) 76,590,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) (increased from 62,100,000 Shares), (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 (the “New Second Lien Notes”) and (iii) $180.0 million aggregate principal amount of its new Senior Third Lien PIK Toggle Notes due 2021 (the “New Third Lien Notes” and, together with the New Second Lien Notes, the “New Notes”; the New Notes and the Shares, the “New Securities”) pursuant to the terms of the offering memorandum and consent solicitation statement and the related letter of transmittal and consent, as amended by a supplement setting forth the modifications described above (together, the “Offering Documents”). The New Third Lien Notes will be issued in lieu of the unsecured Senior PIK Toggle Notes due 2021 described in the Offering Documents, regardless of the percentage in principal amount of Existing Notes that are tendered. In addition, the Amendment provides for certain limitations on the Company’s ability to consummate future exchanges or repurchases of the Existing Notes on terms more favorable than the terms provided in the exchange offer for the life of the Existing Notes.

The right to withdraw tenders of Existing Notes and related consents terminated at 5:00 p.m., New York City time, on August 8, 2016 (the “Withdrawal Deadline”). Accordingly, Existing Notes and related consents tendered before the Withdrawal Deadline remain tendered and may not be withdrawn or revoked, except in certain limited circumstances where additional withdrawal rights are required by law. Tenders submitted after the Withdrawal Deadline and on or before the Expiration Date (as defined in the Offering Documents) in the exchange offer and related consents will be irrevocable, except in the same limited circumstances.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the form of Amendment, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 8.01 Other Events.

On August 16, 2016, the Company issued a press release to announce the entry into the Amendment as set forth above.

The New Securities have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are included as part of this Current Report on Form 8-K:

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Exhibit Number	Description

10.1	Form of Amendment by and among the Company and the Supporting Noteholders party thereto.

99.1	Press release issued by the Company on August 16, 2016, announcing entry into the Amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: August 16, 2016	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment by and among the Company and the Supporting Noteholders party thereto.

99.1	Press release issued by the Company on August 16, 2016, announcing entry in to the Amendment.

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Exhibit 10.1

FORM OF

AMENDMENT TO SUPPORT AGREEMENT

This AMENDMENT TO SUPPORT AGREEMENT (this “Amendment”), dated as of August 16, 2016, is entered into by and among W&T Offshore, Inc., a Texas corporation (the “Company”) and each of the holders of the Company’s 8.500% Senior Notes due 2019 listed on the signature pages hereto (each a “Holder” and, collectively, the “Holders”).

WHEREAS, the Company and the Holders are party to that certain Support Agreement, dated as of July 11, 2016 (as amended, supplemented or otherwise modified, the “Support Agreement”);

WHEREAS, the Company and the Holders have agreed to eliminate the Minimum Tender Condition as a condition to their respective obligations to consummate the Transactions;

WHEREAS, the Company has agreed to increase the maximum number of Shares being offered in connection with the Exchange Offer from 62,100,000 Shares to 76,590,000 Shares, which will represent approximately 50% of the Company’s Total Equity (the “Consideration Increase”);

WHEREAS, the Company and the Holders each desire to enter into this Amendment in order to eliminate the Minimum Tender Condition and agree to the Consideration Increase; and

WHEREAS, the Company will amend the Exchange Offer pursuant to an amendment to the Offering Memorandum (the “Exchange Offer Amendment”), the form of which is attached hereto as Exhibit A.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Each capitalized term that is defined in the Support Agreement, but that is not defined in this Amendment, shall have the meaning ascribed such term in the Support Agreement. Unless otherwise indicated, all section references in this Amendment refer to the Support Agreement.

2. Amendments.

2.1 Amendment to Section 1(r). Section 1(r) shall be amended and restated in its entirety to read in full as follows:

(r) “Exchange Consideration” means for each $1,000.00 face amount of Existing Notes, (i) if tendered prior to the Early Tender Deadline, (A) 85.1 Shares, (B) $225 in principal amount of the New Second Lien Notes and (C) $200 in principal amount of New Unsecured Notes, and (ii) if tendered on or after the Early Tender Deadline, (A) 85.1 Shares, (B) $200 in principal amount of the New Second Lien Notes and (C) $200 in principal amount of New Unsecured Notes.

2.2 Amendment to Section 1(ee). Section 1(ee) shall be amended and restated in its entirety to read in full as follows:

[Reserved].

2.3 Amendment to Section 1(jj). Section 1(jj) shall be amended and restated in its entirety to read in full as follows:

(jj) “New Third Lien Notes” has the meaning set forth in the introductory paragraphs herein; provided, however, the provisions set forth under “Contingent Collateral” in Exhibit F shall be made a part of the terms of the New Third Lien Notes.

Further, each reference to “New Unsecured Notes” and “New Unsecured Notes Indenture” in the Support Agreement shall be replaced with references to “New Third Lien Notes” and “New Third Lien Notes Indenture”, respectively.

2.4 Amendment to Section 3(b)(3). Section 3(b)(3) shall be amended and restated in its entirety to read in full as follows:

[Reserved];

2.5 Amendment to Section 7(f). Section 7(f) shall be amended and restated in its entirety to read in full as follows:

[Reserved].

2.6 Amendment to Section 7(g). Section 7(g)(2) shall be amended and restated in its entirety to read in full as follows:

(2) an amendment to the First Lien Credit Agreement substantially in accordance with the terms set forth in the Fourth Amendment to Fifth Amended and Restated Credit Agreement, the form of which was filed with the Securities and Exchange Commission on Form 8-K on July 29, 2016, with such changes as necessary to permit the consummation of the Exchange Offer taking into account the amended Exchange Consideration as set forth in this Support Agreement, as amended;

2.7 Amendment to Section 7(i). Section 7(i) shall be amended and restated in its entirety to read in full as follows:

(i) it will furnish to the Holders at or prior to 12:00 pm (New York City time) on each of the expiration date of the Exchange Offer and the date of Consummation of the Exchange Offer, a certificate, signed by an executive officer of the Company and dated as of each respective date, to the effect that the representations and warranties of the Company in this Agreement are true and correct in all material respects on and as of each respective date (except for representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), with the same effect as if made on such dates.

2.8 Amendment to Section 7(j). Section 7(j) shall be amended and restated in its entirety to read in full as follows:

(j) for so long as the Holders own, in the aggregate, more than $50 million in total debt of the Company in the form of (i) loans under the term loan credit agreement, dated May 11, 2015, among the Company, as borrower, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral trustee and the various other parties thereto, (ii) loans under the New Capital Financing facility, (iii) New Second Lien Notes and (iv) New Third Lien Notes, the Company will not enter into any agreement or consummate any exchange or enter into any Participation Agreement or repurchase or consent to any repurchase of or exchange for the Existing Notes on terms more favorable to any such holder of Existing

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Notes (such consideration, the “Preferential Alternate Consideration”) than the terms provided to the Holders under this Agreement and will not offer convertible securities or warrants as consideration for any agreement or consent to or repurchase of or exchange for Existing Notes. Without limitation, until June 15, 2018, consideration for any alternate agreement or repurchase or exchange of Existing Notes will be deemed to be Preferential Alternate Consideration if such consideration includes (i) any combination of debt obligations which in the aggregate exceed $425 in principal amount per $1,000 of Existing Notes exchanged, (ii) any debt obligations with an interest rate payable, whether payable in cash or in kind, in excess of the cash interest rate payable on the New Third Lien Notes, (iii) any debt obligations with a shorter PIK interest period, larger aggregate cash payment amount or more restrictive covenants than any of the New Second Lien Notes or the New Third Lien Notes, (iv) any debt obligations with a maturity date earlier than any of the New Second Lien Notes or the New Third Lien Notes, (v) any secured debt obligations with senior lien priority than the New Third Lien Notes with respect to the collateral securing such debt obligations, provided that up to $225 in principal amount of secured debt obligations with lien priority equal to that of the New Second Lien Notes may be offered in exchange per $1,000 principal amount of Existing Notes, (vi) any debt obligations senior in right of payment to any of the New Second Lien Notes or the New Third Lien Notes or (vii) more than 85.1 Shares or any amount of securities convertible into an amount greater than 85.1 Shares per $1,000 of Existing Notes. For the avoidance of doubt, this Section 7(j) shall prohibit cash payments prior to June 15, 2018 in connection with repurchases or exchanges of Existing Notes except as otherwise agreed to by the Required Holders and the Company. From and after June 15, 2018, the determination of Preferential Alternate Consideration shall be made by a fair market value determination of such consideration and the fair market value determination of the Exchange Consideration as of the date that is two business days prior to the announcement of any such proposed exchange or agreement (the “FMV Determination Date”); provided that consideration for any alternate agreement or repurchase or exchange of Existing Notes from and after June 15, 2018 will be deemed to be Preferential Alternate Consideration if such consideration includes (i) any debt obligations with an interest rate payable, whether payable in cash or in kind, in excess of the cash interest rate payable on the New Third Lien Notes, (ii) any debt obligations with a shorter PIK interest period, larger aggregate cash payment amount or more restrictive covenants than any of the New Second Lien Notes or the New Third Lien Notes, (iii) any debt obligations with a maturity date earlier than any of the New Second Lien Notes or the New Third Lien Notes, (iv) any secured debt obligations with senior lien priority than the New Second Lien Notes with respect to the collateral securing such debt obligations, (v) any debt obligations senior in right of payment to any of the New Second Lien Notes or the New Third Lien Notes. The fair market value of any debt obligations included in the Exchange Consideration or any other consideration will be determined by the weighted average trading price of such debt obligations for trades greater than $500,000 in the five trading days, measured from the close of business on each such day as reported by TRACE (Trade Reporting and Compliance Engine), prior to the FMV Determination Date. The fair market value of any equity included in the Exchange Consideration or any other consideration will be determined by the product of the average volume-weighted average price of such equity for the 20 trading days prior to the FMV Determination Date and the number of units of equity offered in the Exchange Offer or such repurchase or exchange, as applicable; provided that if such equity is not listed on any national securities exchange, the fair market value of such equity shall be determined as of the FMV Determination Date by a nationally recognized independent investment banking firm retained by the Company in consultation with the Required Holders for this purpose, using a volume-weighted average method. The provisions of this Section 7(j) shall survive the Consummation of the Exchange Offer.

2.9 Addition of Section 7(l). Section 7 is hereby amended to include the following paragraph in its entirety as a new paragraph 7(l):

(l) it will not extend the Withdrawal Deadline (as defined in the Offering Memorandum) to a date after August 8, 2016 or otherwise grant any additional withdrawal rights to holders of Existing Notes other than those set forth in the Offering Memorandum (without regard to any amendments, modifications or waivers).

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2.10 Addition of Section 8(d). Section 8 is hereby amended to include the following paragraph in its entirety as a new paragraph 8(d):

(d) each Holder will be permitted to terminate its obligations under the Support Agreement, solely as to itself, if (i) the Company grants withdrawal rights at any time after August 8, 2016 and (ii) the percentage of Existing Notes validly tendered and accepted for exchange is lower than the percentage of Existing Notes validly tendered and accepted for exchange at 5:00 p.m. (New York City time) on August 8, 2016; provided that the Company will provide notice promptly to the Holders if such percentage of Existing Notes validly tendered and accepted for exchange has decreased below such level and that the Holders will be permitted to withdraw their tender of Existing Notes for not less than two Business Days subsequent to receipt of any such notice.

2.11 Amendment to Section 9(b)(vi). Section 9(b)(vi) shall be amended and restated in its entirety to read in full as follows:

(vi) modify the ranking of the New Second Lien Notes or the New Unsecured Notes in security or in right of payment, provided, however, that the adding of collateral to secure all or a portion of the New Unsecured Notes shall not require the consent of any Holder;

3. Condition to Effectiveness of Amendment. This Amendment shall be effective upon execution and delivery by each party hereto, provided that the amendments set forth in Section 2 hereto shall each be effective only at such time as the Company amends the Exchange Offer pursuant to the Exchange Offer Amendment in the form of Exhibit A attached hereto.

4. Support Agreement in Full Force and Effect. Except as expressly provided herein, all of the terms, provisions and conditions of the Support Agreement shall remain in full force and effect.

5. Other Provisions. This Amendment and its contents are subject to the Specific Performance; Injunctive Relief, Governing Law, Jurisdiction, Fees and Expenses, Fiduciary Duties, Confidentiality and Interpretive Provisions; Construction provisions of the Support Agreement.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

W&T OFFSHORE, INC.

By:
Name:
Title:

[Signature Page to Amendment]

[Noteholder], on behalf of itself and the funds/accounts set forth in a separate side letter referred to in the Support Agreement:

[Noteholder]

By:
Name:
Title:

[Signature Page to Amendment]

EXHIBIT A

First Supplement to Offering Memorandum

[Exhibit A]

Exhibit 99.1

W&T Offshore Announces Extension of Early Participation Date,

Elimination of the Minimum Tender Condition and Increase in

Consideration for Exchange Offer and Consent Solicitation

HOUSTON, August 16, 2016 – W&T Offshore, Inc. (NYSE: WTI) (the “Company”) today announced that, with respect to its previously announced exchange offer and consent solicitation to eligible holders of its outstanding 8.500% Senior Notes due 2019 (the “Existing Notes”), it has (i) extended the Early Participation Date to 5:00 p.m., New York City time, on August 30, 2016 (as extended, the “Early Participation Date”), (ii) eliminated the Minimum Tender Condition (as defined in the Offering Documents (as defined below)) and (iii) increased the maximum consideration being offered to (i) 76,590,000 shares of common stock, par value $0.00001 per share, of the Company (the “Shares”) (increased from 62,100,000 Shares), (ii) $202.5 million aggregate principal amount of its new Senior Second Lien PIK Toggle Notes due 2020 (the “New Second Lien Notes”) and (iii) $180.0 million aggregate principal amount of its new Senior Third Lien PIK Toggle Notes due 2021 (the “New Third Lien Notes” and, together with the New Second Lien Notes, the “New Notes”; the New Notes and the Shares, the “New Securities”) pursuant to the terms of the offering memorandum and consent solicitation statement and the related letter of transmittal and consent, as amended by a supplement setting forth the modifications described above (together, the “Offering Documents”). The New Third Lien Notes will be issued in lieu of the unsecured Senior PIK Toggle Notes due 2021 described in the Offering Documents, regardless of the percentage of principal amount of Existing Notes that are tendered. Concurrently with the exchange offer, the Company is soliciting consents from holders of the Existing Notes to a proposed amendment to the indenture governing the Existing Notes in order to permit the issuance of the New Second Lien Notes and the New Third Lien Notes. The following table sets forth the increased consideration to be offered to eligible holders of the Existing Notes in the exchange offer:

Existing Notes to be Exchanged (CUSIP No. / ISIN)	Aggregate Principal Amount Outstanding	Total Exchange Consideration for each $1,000 Principal Amount of Existing Notes if Tendered Prior to or on the Early Participation Date	Exchange Consideration for each $1,000 Principal Amount of Existing Notes if Tendered After the Early Participation Date
8.500% Senior Notes due 2019 (92922P AC0 / US92922PAC05)	$900,000,000	(i) 85.1 Shares; (ii) $225 principal amount of New Second Lien Notes; and (iii) $200 principal amount of New Third Lien Notes	(i) 85.1 Shares; (ii) $200 principal amount of New Second Lien Notes; and (iii) $200 principal amount of New Third Lien Notes

The total exchange consideration to be received by eligible holders of Existing Notes who validly tender their Existing Notes prior to the Early Participation Date will include an early tender premium equal to $25 principal amount of New Second Lien Notes per $1,000 principal amount of Existing Notes accepted for exchange.

For Existing Notes validly tendered after the Early Participation Date and on or before the Expiration Date (as defined below), the eligible holders of Existing Notes accepted for exchange will receive the exchange consideration set forth above, which does not include the early tender premium. Eligible holders of Existing Notes accepted for exchange will also receive a cash payment equal to the accrued and unpaid interest in respect of such Existing Notes from June 15, 2016 (the most recent interest payment date) to, but not including, the date the exchange offer is settled (the “Settlement Date”). Interest on the New Notes will accrue from the Settlement Date.

Certain holders of the Existing Notes (the “Participating Holders”) entered into a Support Agreement, dated July 11, 2016 (the “Support Agreement”). Pursuant to the Support Agreement, the Participating Holders agreed to tender their Existing Notes in the exchange offer, subject to various conditions, including a limitation on the Company’s ability to reduce the Minimum Tender Condition to a threshold lower than 85% of the aggregate principal amount of the outstanding Existing Notes (the “Threshold Limitation”). Certain of the Participating Holders have entered into an amendment to the Support Agreement (the “Amendment”) whereby they have agreed to eliminate the Threshold Limitation. In addition, the Company has waived the Minimum Tender Condition that was originally set forth in the Offering Documents. Therefore, the exchange offer is no longer subject to the Minimum Tender Condition. The Amendment also provides for certain limitations on the Company’s ability to consummate future exchanges or repurchases of the Existing Notes on terms more favorable than the terms provided in the exchange offer for the life of the Existing Notes.

As previously announced, the exchange offer and consent solicitation will expire at 5:00 p.m., New York City time, on September 1, 2016, unless extended or earlier terminated by the Company (the “Expiration Date”). The right to withdraw tenders of Existing Notes and related consents terminated at 5:00 p.m., New York City time, on August 8, 2016 (the “Withdrawal Deadline”). Accordingly, Existing Notes and related consents tendered before the Withdrawal Deadline remain tendered and may not be withdrawn or revoked, except in certain limited circumstances where additional withdrawal rights are required by law. Tenders submitted after the Withdrawal Deadline and on or before the Expiration Date in the exchange offer and related consents will be irrevocable, except in the same limited circumstances. The act of tendering Existing Notes pursuant to the exchange offer constitutes a consent to the proposed amendment to the indenture governing the Existing Notes. The exchange offer is conditioned on the satisfaction or waiver of certain additional conditions, as described in the Offering Documents. The exchange offer and consent solicitation for the Existing Notes may be further amended, extended or terminated.

The exchange offer and consent solicitation is only being made, and copies of the Offering Documents will only be made available, to holders of the Existing Notes who complete and submit an eligibility form confirming that they are (1) “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (2) not “U.S. persons” and are outside of the United States within the meaning of Regulation S under the Securities Act (such persons, “eligible holders”). Holders who desire to obtain and complete an eligibility form should contact the information agent, D.F. King & Co., Inc., at (877) 536-1561 (toll-free) or (212) 269-5550 (for banks and brokers), or via the following website: www.dfking.com/wti.

Eligible holders are urged to carefully read the Offering Documents before making any decision with respect to the exchange offer and consent solicitation. None of the Company, the sole dealer manager, the information agent or the exchange agent makes any recommendation as to whether eligible holders should tender or refrain from tendering their Existing Notes. Eligible holders must make their own decision as to whether to tender Existing Notes and, if so, the principal amount of Existing Notes to tender.

The New Securities offered by the Company have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The exchange offer and consent solicitation is not being made to holders of Existing Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to, any securities.

Evercore Group L.L.C. is acting as the sole dealer manager in the Exchange Offer.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in approximately 54 fields in federal and state waters (50 producing and four fields capable of producing) and has under lease approximately 750,000 gross acres, including approximately 450,000 gross acres on the Gulf of Mexico Shelf and approximately 300,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of the Company’s risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Q reports found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

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